Exhibit 10.4

STANDARD COMMERCIAL LEASE AGREEMENT	Approximately 27,259 square feet
(REV. - 6/85)	3850 Annapolis Lane
Plymouth, Minnesota 55447

LEASE AGREEMENT

THIS LEASE AGREEMENT is between ST. PAUL PROPERTIES, INC., a Delaware corporation ("Landlord") and PROTEIN DESIGN LABS, INC., a Delaware corporation ("Tenant").

W I T N E S S E T H:

    Premises and Term. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Landlord hereby leases to Tenant, and Tenant hereby takes from Landlord certain premises situated within the County of Hennepin, State of Minnesota, as shown outlined in red on the plan attached hereto as EXHIBIT A (the "Premises"), which is located in a building or buildings (collectively, the "Building") situated on the real property described on EXHIBIT A-1 attached hereto (the "Property") and incorporated herein by reference, together with all rights, privileges, easements, appurtenances, and immunities belonging to or in any way pertaining to the leased premises.

    TO HAVE AND TO HOLD the same for a term commencing on the "commencement date," as hereinafter defined, and ending February 28, 2009, unless sooner terminated as hereinafter provided.

    The commencement date shall be June 1, 2001. Taking of possession by Tenant shall be deemed conclusively to establish that the Premises have been completed and that the Premises are in good and satisfactory condition, as of when possession was so taken. Tenant acknowledges that no representations as to the condition of the Premises or the Building have been made by Landlord, unless such are expressly set forth in this lease. On or before such commencement date Tenant shall, upon demand, execute and deliver to landlord a letter of acceptance of delivery of the Premises, on Landlord's standard form. Landlord and Tenant acknowledge that all leasehold improvements to be placed in the Premises shall be constructed and placed therein by Tenant and/or Tenant's contractors, pursuant to EXHIBIT B attached hereto and made a part hereof, and, notwithstanding anything in the Lease to the contrary, Landlord's obligation to complete the Premises shall be satisfied by Landlord's delivery to Tenant of the Building shell as currently constructed and in an "AS- IS" condition.

    Base Rent and Security Deposit.

      Tenant agrees to pay to Landlord base rent for the Premises, in advance, without demand, deduction or set off, for the entire term hereof at the rate of

      $13,061.60 per month for the period beginning on the commencement date and ending on the last day of the forty-eighth (48th) full calendar month thereafter,

      $15,333.19 per month for the period beginning on the first day of the forty-ninth (49th) full calendar month of the term and ending on the last day of the eighty-fourth (84th) full calendar month of the term; and

      $16,468.98 per month for the period beginning on the first day of the eighty-fifth (85th) full calendar month of the term and ending on the last day of the ninety-third (93rd) full calendar month of the term (such last day of the ninety-third (93rd) full calendar month of the term or any earlier date as to which the term is terminated as provided herein is hereinafter the "Expiration Date"), except that the monthly installment which otherwise shall be due on the commencement date shall be due and payable on the date hereof. Thereafter, one such monthly installment shall be due and payable without demand on or before the first day of each calendar month succeeding the commencement date during the term hereof, except that the rental payment for any fractional calendar month at the commencement or end of the lease period shall be prorated.

      In addition, Tenant agrees to deposit with Landlord on the date hereof the sum of Zero Dollars ($0.00), which sum shall be held by Landlord, without interest, as security for the performance of Tenant's covenants and obligations under this lease, it being expressly understood and agreed that such deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, apply such fund to any arrears of rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default without waiving such default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. Although the security deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this lease that all of Tenant's obligations under this lease have been fulfilled. If the Property is conveyed by Landlord and Landlord delivers said deposit to Landlord's grantee, Landlord shall have no further liability to Tenant with respect to said deposit and its application or return.

    Use. The premises shall be used only for the purpose of receiving, manufacturing, storing, shipping and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto; provided however that Tenant agrees that if the City of Plymouth or any other entity notifies Tenant that manufacturing is in violation of the zoning code of the City of Plymouth, Tenant shall take such steps as necessary to cause the operation of Tenant's business in the Premises to comply with said zoning code; and provided further that Tenant further agrees that any such notification by the City of Plymouth or other entity shall not work a constructive eviction or entitle Tenant to terminate this Lease and there shall be no reduction in base rent or Operating Costs (as hereinafter defined) as a result of such violation and/or such corrective steps. Outside storage, including without limitation, trucks and other vehicles, garbage containers and outdoor furniture are prohibited without Landlord's prior written consent. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisance in or upon, or connected with, the Premises, all at Tenant's sole expense. Tenant shall not receive, store or otherwise handle on the Premises any product, material or merchandise which is explosive or highly flammable. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance on the Building or the Property void or the insurance risk more hazardous or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits. If any increase in the fire and extended coverage insurance premiums paid by Landlord for the Building is caused by Tenant's use and occupancy of the Premises, then Tenant shall pay to landlord as additional rent the amount of such increase. Notwithstanding Tenant's obligation to comply with laws, Tenant shall have no obligation to remedy any instances of noncompliance as to the Building shell which Landlord is obligated to repair pursuant to Paragraph 1 above, and in no event shall Tenant have any liability for toxic or hazardous materials except to the extent caused by Tenant, its agents, servants, contractors, licensees or invitees except, as to such invitees Tenant shall only have liability if Tenant knew or reasonably should have known that its invitee was bringing Hazardous Substances (as defined in Paragraph 26) onto the Property.

    Operating Costs.

      Upon demand, Tenant shall pay to Landlord, as additional rent during the term hereof, Tenant's proportionate share of Operating Costs, as hereinafter defined, calculated on the basis of the ratio set forth in Paragraph 4E.

      As used in this lease, the term "Operating Costs" shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Property or the Building which landlord shall pay or become obligated to pay in respect of a calendar year (regardless of when such Operating Costs were incurred). Operating Costs shall include, without limitation, the costs of maintenance, repairs, and replacements to the Building including roof, walls, downspouts, gutters, painting, and sprinkler systems; the costs of maintaining and repairing parking lots, parking structures and easements; property management fees, salaries, fringe benefits and related costs payable to employees of Landlord whose duties are connected with the Property; insurance costs, all heating and air conditioning costs, electricity, sewer and water and other utility costs not separately metered to tenants, landscape maintenance, trash and snow removal, taxes, as defined in Paragraph 4F, and costs and expenses incurred by Landlord in protesting any assessments, levies or the tax rate, provided, however, that Operating Costs shall not include the following: (i) costs of alterations of any tenant's premises; (ii) costs of curing construction defects; (iii) depreciation; (iv) interest and principal payments on mortgages, and other debt costs; (v) real estate brokers' leasing commissions or compensation; (vi) any cost or expenditure (or portion thereof) for which landlord is reimbursed, whether by insurance proceeds or otherwise; and (vii) cost of any service furnished to any other occupant of the Building which landlord does not provide to Tenant hereunder. Notwithstanding anything contained herein to the contrary, depreciation of any structural repairs or replacements to the Building, or of any capital improvements made after the date of this lease which are intended to reduce Operating Costs or of any capital improvements which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building at the time it was constructed, shall be included in Operating Costs. The useful life of any such improvement, structural repair or replacement shall be reasonably determined by Landlord. In addition, interest on the undepreciated cost of any such improvement, structural repair or replacement (at the prevailing construction loan rate available to Landlord on the date the cost of such improvement was incurred) shall also be included in Operating Costs. Notwithstanding anything to the contrary contained in the Lease, Operating Costs shall, in no event, include the following:

          Repairs or other work occasioned by fire, windstorm or other casualty except the amount of any "deductible" payable under insurance policies and except glass breakage and/or earthquake damage if not insured against, or by exercise of the right of eminent domain;

          Leasing commissions, attorney's fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or other occupants;

          Expenses of renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant space;

          Landlord's costs of electricity and other services sold to tenants of the building and for which Landlord is entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenant, other than that billed as rent escalation;

          Depreciation;

          Costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools all in accordance with generally accepted accounting principles, except for the yearly amortized portion of said capital costs;

          Expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant of the Building;

          Costs incurred due to violation by Landlord or any other tenant of the terms and conditions of this Lease;

          Overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or the real property, to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate;

          Interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease; or rental or lease payments for parking;

          Landlord's general corporate overhead and general administrative expenses;

          Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

          All items and services for which Tenant reimburses Landlord or pays third persons; and

          Advertising and promotional expenditures.

      Promptly after the commencement of this lease and during December of each year or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of amounts payable under Paragraph 4A for the ensuing calendar year. On or before the first day of each month thereafter, Tenant shall pay to Landlord as additional rent one/twelfth (1/12th ) of such estimated amounts, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year's estimate until the first day of the month after the month in which such notice is given. If at any time it appears to Landlord that the amounts payable under Paragraph 4A for the then current calendar year will vary from its estimate by more than five percent (5%). Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.

      Within ninety (90) days after the close of each calendar year or as soon thereafter as practicable, Landlord shall deliver to Tenant a summary of the total Operating Costs for the previous calendar year and Tenant's proportionate share thereof. If such summary shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant, it shall be accompanied by a refund of the excess to Tenant. If such summary shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord, as additional rent, within thirty (30) days after delivery of the summary.

      Tenant or its representatives shall have the right to examine Landlord's books and records of Operating Costs during normal business hours within sixty (60) days following the furnishing of the summary to Tenant. Unless Tenant takes written exception to any item within ninety (90) days following the furnishing of the summary to Tenant (which item shall be paid in any event), such summary shall be considered as final and accepted by Tenant. If it is determined that Tenant paid Operating Costs in excess of one hundred and five percent (105%) of actual Operating Costs, Landlord shall pay the reasonable costs of Tenant's audit within thirty (30) days after receipt of copies of invoices with proof of payment detailing such costs.

      If Landlord selects the accrual accounting method rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued.

      For purposes hereof the Premises total 27,259 square feet. The Building totals 106,070 square feet. Tenant's "proportionate share" of 25.7% is arrived at by dividing 106,070 into 27,259.

      Landlord agrees to pay before they become delinquent all taxes, installments of special assessments and governmental charges of any kind and nature whatsoever (herein collectively referred to as "taxes") lawfully due and payable with respect to the Building and the Property.

      If at any time during the term of this lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the Property, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term "taxes" for the purposes hereof.

    Landlord's Responsibilities. Landlord shall maintain in good repair, reasonable wear and tear and any casualty covered by the provisions of Paragraph 12A excepted, all parts of the Building, other than tenants' premises, making all necessary repairs and replacements, whether ordinary or extraordinary, structural or nonstructural, including roof, foundation, walls, downspouts, gutters, sprinkler system; regularly mow any grass, remove weeds and perform general landscape maintenance; and maintain and repair the parking lot and driveway areas. Tenant shall immediately give Landlord written notice of any defect or need for repairs after which Landlord shall have a reasonable opportunity to repair the same or cure such defect. Landlord's liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. The term "walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries.

    Tenant's Responsibilities.

      Tenant shall at its own cost and expense keep and maintain all parts of the Premises (except as provided in Paragraph 5) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, any special entry, interior walls and finish work, floors and floor covering, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris and keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant to Paragraph 12A, except that Tenant shall be obligated to repair all wind damage to glass unless caused by a tornado.

      Tenant shall not, without Landlord's prior written approval, damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.

      Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other parties occupying the Building, common parking areas, if any (exclusive of any parking or work load areas designated or to be designated by Landlord for the exclusive use of Tenant or other tenants occupying or to be occupying other portions of the Building), driveways and alleys adjacent to the Building, subject to such reasonable rules and regulations as Landlord may from time to time prescribe.

      Intentionally Deleted.

      Tenant shall, at its own cost and expense, either (1) enter into a regularly scheduled preventive maintenance/service contract with a qualified maintenance contractor; or (2) undertake its own program, utilizing its own employees, for servicing all hot water, heating and air conditioning systems and equipment serving the Premises. If Tenant elects to proceed under clause (1) above, the maintenance contractor and the contract must be approved by Landlord, and must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days after the date Tenant enters into such maintenance/service contract. If Tenant elects to proceed under clause (2) above, Tenant understands and agrees that:

      (x) all costs of maintaining and replacing the Tenant HVAC Equipment and the Existing HVAC Equipment (as those terms are defined in Paragraph 28 hereof) shall be borne solely by Tenant.

      (y) notwithstanding anything to the contrary in this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in repairing or replacing the roof of the Building in excess of those costs which would have been incurred by Landlord if Tenant had not placed the Tenant HVAC Equipment on the roof of the Building; and

      (z) On or before November 30 of each of 2004 and 2007, and simultaneously with any request for (i) an assignment of this Lease; (ii) a sublease of all or a portion of the Premises; or (iii) early termination of this Lease, Tenant shall deliver to Landlord a written report on the condition of the Tenant HVAC Equipment and the Existing HVAC Equipment, which report shall be based on an inspection of the condition of the Tenant HVAC Equipment performed by a qualified maintenance contractor and which report shall contain such qualified maintenance contractor's estimate of the remaining useful life of the Tenant HVAC Equipment and the Existing HVAC Equipment.

      Tenant shall upon demand by Landlord, pay, as additional rent, the cost and expense of repairing any damage to the Premises resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, patrons, customers, or any other person entering upon the property as a result of Tenant's business activities or caused by Tenant's default hereunder to the extent the cost of repairing such damage is not reimbursed by the insurance to be maintained by Landlord under Paragraph 12A.

    Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) without the prior written consent of Landlord, except that Tenant may make alterations which do not cost, in the aggregate, more than Five Thousand Dollars ($5,000.00) each; provided such alterations do not affect the Building structure or systems, including, but not limited to, HVAC, plumbing, mechanical and electrical systems (collectively, the "Building Systems"), in which case Landlord's prior written consent must be obtained, which consent shall not be unreasonably withheld or delayed. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the Building and without overloading or damaging such Building, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. Prior to commencing any such alterations, additions or improvements Tenant shall provide such assurances to Landlord, including but not limited to waivers of lien, surety company performance and payment bonds and personal guaranties of persons of substance, as Landlord shall reasonably require to assure payment of the costs thereof and to protect Landlord against any loss from mechanics', laborers', materialmen's or other liens. All alterations, additions, improvements and partitions, including, without limitation, all telephone and data communications cabling erected by Tenant shall be and remain the property of Tenant during the term of this lease and, at Landlord's sole and absolute discretion, and by notice given to Tenant prior to the end of the term, Tenant shall, as designated by Landlord, remove that portion (which may be none, some or all) of the alterations, additions, partitions and improvements, including, without limitation (a) the improvements to be constructed pursuant to the Work Letter Agreement attached hereto as EXHIBIT B; (b) all equipment, including, without limitation, all Tenant HVAC Equipment, as contemplated by Paragraphs 6.E.; and (c) all telephone and data communications cabling, including, without limitation, the fiberoptic cable installed by Tenant pursuant to that certain License Agreement dated October 19, 1999, to the extent placed thereon by Tenant or at Tenant's request or direction, and Tenant shall otherwise proceed in accordance with Paragraph 6.E. hereof. Any alterations, additions, improvements and partitions not designated by Landlord to be removed pursuant to this Paragraph shall become the property of Landlord as of the Expiration Date or earlier termination of this Lease and shall be delivered up to the Landlord with the Premises. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed by Tenant by the date of termination of this lease or upon earlier vacating of the Premises if required by Landlord; upon any such removal Tenant shall restore the Premises to their original condition. Any removals and restorations required by this Paragraph 7 shall be accomplished in a good workmanlike manner and shall not damage the primary structure qualities of the Building. All obligations of Tenant to restore the Premises shall be subject to the rights and obligations of the parties in the event of the occurrence of a casualty covered by Paragraph 12(b), condemnation pursuant to Paragraph 15.

    Signs/Window Coverings. Tenant shall not, without the prior written consent of Landlord, install or affix any window coverings, blinds, draperies, signs, window or door lettering or advertising media of any type on the Property, the Building or in or on the Premises which are visible from the exterior of the Building. Any permitted signs shall be subject to any applicable governmental laws, ordinances, regulations and other requirements. Tenant shall remove any permitted signs and window coverings upon the termination of this lease. Any such installations and removals shall be made in such manner as to avoid injury or defacement of the Building and other improvements, and Tenant shall repair any injury or defacement, including without limitation discoloration, caused by such installation and/or removal.

    Inspection. Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises at any reasonable time upon four hours prior notice on business days and upon twenty- four hours prior notice on non-business days and, in accordance with Tenant's standard security procedures, except in the event of an emergency when no notice or compliance with Tenant's security procedures shall be required, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this lease. During the period that is six (6) months prior to the end of the term hereof, Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any reasonable time for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises are available. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant's failure to give such notice or arrange such joint inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

    Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer and sprinkler charges and other utilities and services separately metered for the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and shall furnish and install all replacement electric light bulbs and tubes. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises.

    Assignment and Subletting.

      Tenant shall not have the right to assign or pledge this lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. For the purpose of determining whether the withholding of Landlord's consent is reasonable, the following are the criteria by which Landlord will determine the acceptability of a proposed assignee or subtenant: (1) the occupancy of any assignee or subtenant is not, in Landlord's reasonable judgment, inconsistent with the character of the Building; (2) such assignee or subtenant shall assume in writing the performance of the covenants and obligations of Tenant hereunder; (3) a fully executed copy of any such assignment or sublease shall be immediately delivered to Landlord, but the making of such assignment or sublease shall not be deemed to release Tenant from the payment and performance of any of its obligations under this Lease; (4) such assignment or subletting is approved by any mortgagee holding a mortgage covering the Premises which reserves such right under its mortgage; (5) Tenant is not in default of this Lease on the date of the assignment or sublease; and (6) at least fifteen (15) days prior to the execution of any assignment or sublease (a) as to a proposed assignee or subtenant which is not an affiliate of Tenant, Landlord is given financial statements of the proposed assignee or subtenant, which financial statements shall show a financial condition equal to the lesser of (i) the financial condition shown in Tenant's audited financial statement dated as of December 31, 2000, a copy of which is attached hereto as EXHIBIT D; or (ii) the financial condition necessary to meet Landlord's then- current standards (including credit enhancements if then required by Landlord) for leasing space similar to the Premises to new tenants in Plymouth Business Center; or (b) as to a proposed assignee or subtenant which is an affiliate of Tenant, Tenant provides to Landlord, in form and substance satisfactory to Landlord, a guaranty of an affiliate of Tenant which has a net worth equal to or greater than Tenant's net worth as of the date of this Lease. For the purposes of this Lease, "affiliate" shall mean, with respect to a party, any person or entity that controls, is controlled by or is under common control with such party, with "control" and its derivatives meaning (x) as to a publicly held company, ownership of 5 percent or more of the voting interests of the entity in question; or (y) as to all other entities, 50 percent or more of the voting interests in the entity in question. In the event Tenant desires to sublet the Premises, or any portion thereof, or assign this lease, Tenant shall give written notice thereof to Landlord with a reasonable time prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the terms, provisions and covenants of this lease. Upon the occurrence of an "event of default" (as hereinafter defined), if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations hereunder.

      If Landlord grants its consent to any sublease or assignment, Tenant shall pay Landlord, as additional rent, in addition to the base rent payable hereunder (a) fifty percent (50%) of rent payable to Tenant by the assignee or sublessee (the "Subrent") if such Subrent exceeds the base rent payable hereunder, it being understood and agreed that Tenant shall pay all costs associated with such sublease or assignment, including, without limitation, leasehold improvement costs, brokerage commissions and its own legal fees and costs; and (b) Landlord's attorneys' fees incurred with respect to such assignment or sublease. In addition, if Tenant has any options to extend or renew the Term, such options shall not be available to any subtenant or assignee directly or indirectly. If Tenant assigns this Lease or sublets all or a portion of the Premises without first obtaining Landlord's consent, as required by this Paragraph 15.A, said assignment or sublease shall be null and void and of no force or effect. Landlord's consent to an assignment, sublease or other transfer of any interest of Tenant in this Lease or in the Premises shall not be deemed to be a consent to any subsequent assignment, transfer, use or occupation.

      Tenant shall, at Tenant's own cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to this lease, and any commissions which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant hereto and rented by Landlord to the proposed tenant or any other tenant.

      In addition, but not in limitation of, Landlord's right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment to a non- affiliate of Tenant, to terminate this lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within thirty (30) days following Landlord's receipt of Tenant's written notice as required above; provided however that the recapture and termination described in this paragraph shall be void and of no further force and effect if, within ten days after receipt of Landlord's written notice, Tenant withdraws its proposed assignment or sublease. If this lease shall be terminated with respect to the entire Premises pursuant to this subparagraph, the term of this lease shall end on the date stated in Tenant's notice as the effective date of the sublease or assignment as if that date had been originally fixed in this lease for the expiration of the term hereof. If Landlord recaptures only a portion of the Premises under this subparagraph, the rent during the unexpired term shall abate proportionately based on the rent contained in this lease as of the date immediately prior to such recapture.

    Fire and Casualty Damage.

      Landlord agrees to maintain standard fire and extended coverage insurance covering the Building in an amount not less than 100% (or such greater percentage as may be necessary to comply with the provisions of any co-insurance clauses of the policy) of the "replacement cost" thereof as such term is defined in the Replacement Cost Endorsement to be attached thereto, insuring against the perils of fire, lightning and extended coverage, such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the state in which the Building is situated for use by insurance companies admitted in such state for the writing of such insurance on risks located within such state. Subject to the provisions of Paragraphs 12C, 12D and 12E, such insurance shall be for the sole benefit of Landlord and under its sole control.

      If the Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord.

      If the Building should be damaged or destroyed by fire, tornado or other casualty, or if it should be so damaged thereby that rebuilding or repairs cannot in Landlord's estimation be completed within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective upon the date of the occurrence of such damage, unless Landlord and Tenant mutually agree that the Building should be reconstructed upon terms acceptable to both parties, in which case this Lease shall continue and Tenant's Base Rent and Operating Cost obligations shall be payable in accordance Paragraph 12.D. hereof.

      If the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 12A, but only to such extent that rebuilding or repairs can in Landlord's estimation be completed within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage (except that Landlord may elect not to rebuild if such damage occurs during the last year of the lease term) and if the damage occurs during the last year of the lease term, Landlord may only elect to rebuild if in Landlord's estimation rebuilding or repairs can be completed within ninety (90) days after Tenant's notification to Landlord, this lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which they existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage (unless any such delay is due to changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, in which event such period shall be extended for the amount of time Landlord is so delayed), Tenant may at its option, upon thirty (30) days prior written notice, terminate this lease as Tenant's exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate.

      Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Building requires that the insurance proceeds be applied to such indebtedness, the Landlord shall have the right to terminate this lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate as of the date of the casualty.

      Anything in this lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the Building or personal property (building contents) within the Building, by reason of fire or the elements regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees, but only to the extent of the insurance proceeds payable under the policies of insurance covering the Property.

    Liability. Landlord shall not be liable for and Tenant will indemnify and hold Landlord harmless from any loss, liability, claims, suits, costs and expenses, including attorney's fees, arising out of any claim of injury or damage on or about the Premises caused by the negligence or misconduct or breach of this lease by Tenant, its employees, subtenants or invitees or arising out of Tenant's use of the Premises or the Property or other work done by Tenant in or on the Premises or the Property. Landlord shall not be liable to Tenant or Tenant's agents, employees or invitees for any damage to persons or property due to any condition, design, or defect in the Building or its mechanical systems which may exist or occur, or due to any leakage or of damages from gas, oil, water, steam, smoke or electricity or due to any other cause whatsoever, except, subject to Paragraph 12. F hereof., Landlord's negligence, willful misconduct or breach of this Lease, and Tenant assumes all risks of damage to such persons or property, except, subject to Paragraph 12. F hereof, Landlord's negligence, willful misconduct or breach of this Lease. Landlord shall not be liable or responsible for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or other matter beyond control of Landlord, or for any injury or damage or inconvenience, which may arise through repair or alteration of any part of the Building, or failure to make repairs, or from any cause whatever except, subject to Paragraph 12.F. hereof, Landlord's willful acts, negligence or breach of this Lease.

    Insurance. Tenant shall maintain throughout the term of this lease a policy of insurance, in form and substance satisfactory to Landlord, at Tenant's sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with: (i) the Premises; (ii) the condition of the Premises; (iii) Tenant's operations in and maintenance and use of the Premises; and (iv) Tenant's liability assumed under this lease; with a combined single limit of not less than $2,000,000 per occurrence in respect of injury to persons (including death) and in the amount of not less than $500,000 per occurrence in respect of property damage or destruction, including loss of use thereof. Such policy shall be procured by Tenant from responsible insurance companies reasonably satisfactory to Landlord. Evidence of such policy, together with a receipt evidencing payment of the premium, shall be delivered to Landlord prior to the commencement date. Not less than thirty (30) days prior to the expiration date of such policy, a certified copy of a renewal thereof (bearing notations evidencing the payment of the renewal premium) shall be delivered to Landlord. Such policy shall further provide that not less than thirty (30) days' written notice shall be given to Landlord before such policy may be canceled or changed to reduce the insurance coverage provided thereby.

    Condemnation.

      If the whole or any substantial part of the Building is taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises or the Building for the purpose of which they are being used, this lease shall terminate and the rent shall be abated during the unexpired portion of this lease effective when the physical taking of the Property shall occur.

      If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this lease is not terminated as provided in the subparagraph above, this lease shall not terminate but the rent payable hereunder during the unexpired portion of this lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

      In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, provided that Tenant shall not be entitled to receive any award for Tenant's loss of its leasehold interest or other property which would have become the property of Landlord upon termination of this Lease; the right to such award being hereby assigned to Landlord.

    Holding Over. Tenant will, at the termination of this lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the lease premises or any part thereof after such termination, then such holding over shall constitute a month to month tenancy, upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as additional rent, be equal to double the rental being paid monthly to Landlord under this Lease immediately prior to such termination. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the leased premises. The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this lease for a breach of any of the terms, covenants, or obligations herein on Tenant's part to be performed.

    Quiet Enjoyment. Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. In the event this lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior leases. Landlord represents and warrants that it has full right and authority to enter into this lease and that Tenant, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this lease.

    Events of Default. The following events shall be deemed to be events of default by Tenant under this lease:

        Tenant shall fail to pay any installment of the base rent, additional rent, Operating Costs, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due; provided however that the first three (3) times base rent is not received by the fifth day of the month, Landlord agrees to give Tenant notice (which may be telephone notice) thereof, and provided the then-due base rent and Operating Costs are paid within two (2) business days after Tenant is in receipt of such notice, Tenant shall not be in default of this Lease and the late fee described in the paragraph of Paragraph 19 shall be waived.

        Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

        Tenant shall file a petition under any section or chapter of the federal bankruptcy laws, or under any similar law or statute of the United States or any State thereof, whether now or hereafter in effect; or an order for relief shall be entered against Tenant in any such bankruptcy or insolvency proceedings filed against Tenant thereunder or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

        A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

        Tenant shall generally not pay its debts as such debts become due.

        Tenant shall vacate all or a substantial portion of the Premises, whether or not Tenant is in default of the payments due under this lease.

        Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 23 hereof within twenty (20) days after such lien or encumbrance is filed against the Premises.

        Tenant shall fail to comply with any term, provision or covenant of this lease (other than any other provision of this Paragraph 18), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant; provided however that if the nature of such failure is such that twenty (20) days is not sufficient to cure such failure, then Tenant shall not be deemed to be in default so long as it commences such cure within the twenty-day period and thereafter pursues such cure to completion, which completion shall not exceed ninety (90) days except in the case of construction in which case, if Tenant reasonably estimates the cure period will exceed ninety (90) days, Landlord and Tenant shall, at the commencement of the cure, in good faith, negotiate an extension of said ninety-day period.

        Tenant shall violate the provisions of Paragraph 28 hereof, and shall not cure such puncture, penetration or other violation of Paragraph 28 hereof failure within twenty (20) days after written notice thereof to Tenant; provided however that if the nature of such failure is such that twenty (20) days is not sufficient to cure such failure, then Tenant shall not be deemed to be in default so long as it commences such cure within the twenty- day period and thereafter pursues such cure to completion, which completion shall not exceed ninety (90) days.

        Tenant shall default under any one or more of (i) that certain Lease Agreement between Landlord and Tenant dated February 11, 1992, as amended, for premises leased by Tenant pursuant thereto located at 3955 Annapolis Lane, Plymouth, Minnesota (the "3955 Lease"); or (ii) that certain Supplemental Lease dated March 7, 1996, as amended, for premises at 3750 Annapolis Lane, Plymouth, Minnesota (to the extent not terminated by the mutual agreement of Landlord and Tenant).

    Remedies. Upon the occurrence of any of such events of default described in Paragraph 18 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever.

        Landlord may, at its election, terminate this Lease or terminate Tenant's right to possession only, without terminating the Lease; and/or Landlord may, at its election, terminate the 3955 Lease and/or the Supplemental Lease, or terminate Tenant's right to possession of the spaces(s) demised by the 3955 Lease and/or the Supplemental Lease only, without terminating the 3955 Lease and/or the Supplemental Lease and exercise all rights and remedies of Landlord under the 3955 Lease and/or the Supplemental Lease;

        Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant's right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of Landlord's former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to alter all locks and other security devices at the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant hereby waiving any right to claim damage for such re-entry and expulsion, and without relinquishing Landlord's right to rent or any other right given to Landlord hereunder or by operation of law;

        Upon any termination of this lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent hereunder, and other sums due and payable by Tenant on the date of termination, plus the sum of (i) an amount equal to the then present value of the rent, including any amounts treated as additional rent hereunder, and other sums provided herein to be paid by Tenant for the residue of the term hereof, less the fair rental value of the Premises for such residue (taking into account the time and expense necessary to obtain a replacement tenant or tenants, including expenses hereinafter described in subparagraph (d) relating to recovery of the Premises, preparation for reletting and for reletting itself) and (ii) the cost of performing any other covenants which would have otherwise been performed by Tenant;

        (i) Upon any termination of Tenant's right to possession only without termination of the lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof as provided in subparagraph (b) above, without such entry and possession terminating the lease or releasing Tenant, in whole or in part, from any obligation, including Tenant's obligation to pay the rent, including any amounts treated as additional rent, hereunder for the full term. In any such case Tenant shall pay forthwith to Landlord, if Landlord so elects, a sum equal to the entire amount of the rent, including any amounts treated as additional rent hereunder, for the residue of the stated term hereof plus any other sums provided herein to be paid by Tenant for the remainder of the lease term;

        (ii) Landlord may, but need not relet the Premises or any part thereof for such rent and upon such terms as Landlord in its sole discretion shall determine (including the right to relet the Premises as part of a larger area and the right to change the character or use made of the Premises) and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with landlord' expenses of reletting including, without limitation, any broker's commission incurred by landlord. If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all rent, including any amounts treated as additional rent hereunder and other sums reserved in this lease for the remaining term hereof, together with the costs of repairs, alterations, additions, redecorating, and Landlord's expenses of reletting and the collection of the rent accruing therefrom (including attorney's fees and broker's commissions), Tenant shall pay to Landlord the amount of such deficiency upon demand and Tenant agrees that Landlord may file suit to recover any sums falling due under this subparagraph from time to time;

        Landlord may, at Landlord's option, enter into and upon the Premises, with or without process of law, if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible hereunder and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage resulting therefrom and Tenant agrees to reimburse Landlord, on demand, as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this lease;

        Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof; provided Landlord shall give Tenant five (5) days prior written notice of such removal. Tenant shall pay to landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord's option, be deemed conveyed by Tenant to Landlord under this lease as by a bill of sale without further payment or credit by Landlord to Tenant.

    Subject to the provisions of Paragraph 18(a), in the event Tenant fails to pay any installment of rent, including any amount treated as additional rent hereunder, or other sums hereunder as and when such installment or other charge is due, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment or other charge overdue in any month and five percent (5%) each month thereafter until paid in full to help defray the additional cost to Landlord for processing such late payments, and such late charge shall be additional rent hereunder and the failure to pay such late charge within ten (10) days after demand therefor shall be an additional event of default hereunder. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

    Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed a termination of this lease or an acceptance of the surrender of the Premises, and no agreement to terminate this lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord's acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord's right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by Tenant in Tenant's obligations under the terms and conditions of this lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord's rights or remedies hereunder, Tenant agrees to pay any reasonable attorney's fees so incurred.

    Landlord's Lien. Intentionally deleted.

    Mortgages. Tenant accepts this lease subject and subordinate to any mortgage(s) now or at any time hereafter constituting a lien or charge upon the Property or the Premises, provided, however, that if the holder of any such mortgage elects to have Tenant's interest in this lease superior to any such instrument, then by notice to Tenant from such holder, this lease shall be deemed superior to such lien, whether this lease was executed before or after said mortgage. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this lease to the lien of any such mortgage, provided if such mortgagee provides in said document that, if it succeeds to the interest of Landlord hereunder, and Tenant is not then in default, Tenant's possession of the Premises shall not be disturbed.

    Landlord's Default. In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.

    Mechanic's Liens and Personal Property Taxes.

      Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Building or the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Building or the Premises or under the terms of this lease. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Building or the Premises.

      Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and if Landlord elects to pay the same or if the assessed value of Landlord's property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.

    Notices. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

        All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for Landlord herein below set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay rent and any other amounts to landlord under the terms of this lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

        All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address herein below set forth, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

        Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not (i) ten (10) days after deposit in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith; (ii) when personally delivered; or (iii) one (1) business day after deposit, fees prepaid, with a national overnight air carrier (it being understood and agreed that, for the purposes of this Lease, a "business day" shall be a day which is not a Saturday, a Sunday or a legal holiday of the State of Minnesota):

LANDLORD:	TENANT:
St. Paul Properties, Inc.	Protein Design Labs, Inc.
385 Washington Street	38401 Campus Drive
St. Paul, Minnesota 55102	Fremont, California 94555
Attention: Vice-President, Asset Management	Attention: General Counsel

With a copy to:	With a copy to:
United Properties, LLC	Vice President, Manufacturing
3500 West 80th Street, Suite 200	3955 Annapolis Lane
Bloomington, Minnesota 55431	Plymouth, Minnesota 55447
Attention: Vice-President, Property Management

    If and when included within the term "Landlord," as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term "Tenant," as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms "Landlord" and "Tenant," respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

    Miscellaneous.

        Words of any gender used in this lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

        The terms, provisions and covenants and conditions contained in this lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this lease. The term "Landlord" shall mean only the owner, at any time of the Premises, and in the event of the transfer by such owner of its interest in the Premises, Landlord's grantee or Landlord's successor shall upon such transfer, become "Landlord" hereunder, thereby freeing and relieving the grantor or assignor of all covenants and obligations of "Landlord" hereunder; but such covenants and obligations shall be binding during the lease term upon each new owner for the duration of such owner's ownership, provided, however, that no successor Landlord shall be responsible for the return of any security deposit provided for pursuant to Paragraph 2B unless such successor receives the deposit. Tenant agrees to furnish promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this lease. Nothing herein contained shall give any other tenant in the Building any enforceable rights either against Landlord or Tenant as a result of the covenants and obligations of either party set forth herein.

        The captions inserted in this lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this lease, or any provision hereof, or in any way affect the interpretation of this lease.

        Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to landlord, or Landlord's designee an estoppel certificate in a form designated by Landlord. It is understood and agreed that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of this lease.

        This lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

        All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this lease shall survive the expiration or earlier termination of the term hereof, including without limitation, all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the term hereof, Tenant shall pay to Landlord the amount as estimated by landlord, necessary (i) to repair and restore the Premises as provided herein; and (ii) to discharge Tenant's obligation for Operating Costs or other amounts due Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this subparagraph.

        If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

        Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction or that no broker, agent or other person brought about this transaction, other than United Properties LLC, acting as Landlord's broker, whose fees shall be paid by Landlord, and Tenant agrees to indemnify and hold harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

        If any clause or provision of this lease is illegal, invalid or unenforceable under present or future laws effective during the term of this lease, then and in that event, it is the intention of the parties hereto that the remainder of this lease shall not be affected thereby, and it is also the intention of the parties to this lease that in lieu of each clause or provision of this lease that is illegal, invalid or unenforceable, there be added as a part of this lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

        Because the Premises are on the open market and are presently being shown, this lease shall be treated as an offer and shall not be valid or binding unless and until accepted by Landlord in writing.

    Hazardous Waste

        The term "Hazardous Substances," as used in this lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any "Environmental Law," which term shall mean any federal, state or local law or ordinance relating to pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant's activities (the "Permitted Activities") provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord: (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant's business (the "Permitted Material") provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not cause any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vi) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If, at any time during or after the term of the lease, the Premises is found to be so contaminated or subject to said conditions, Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, including reasonable attorneys' fees, damages and obligations of any nature arising from or as a result of the use of the premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease.

    Right of Termination. Tenant shall have a one-time option to terminate this Lease effective on the last day of the forty-eighth full calendar month of the lease term (the "Termination Date") by giving written notice thereof (the "Termination Notice") to Landlord not later than the last day of the thirty-ninth full calendar month of the Term; provided however, the following shall be conditions precedent to the exercise of such option: (a) Tenant shall not be in default under any of the terms and conditions of this Lease as of the date of the Termination Notice or as of the Termination Date; and (b) simultaneously with its delivery of the Termination Notice, Tenant delivers to Landlord a termination fee in the amount of the sum of (i) $66,000.00; plus (ii) the Unamortized Transaction Costs (as hereinafter defined), payable by wire transfer or by cashier's check payable to Landlord's order; and (c) Tenant delivers to Landlord evidence reasonably satisfactory to Landlord that the reason for Tenant's termination is that Tenant then owns a building not located in Plymouth Business Center and intends to move to such building Tenant's operations conducted in the Premises. If Tenant satisfies the foregoing conditions, base rent, additional rent and Operating Costs shall be paid through and apportioned as of the Termination Date and neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations accruing under the Lease after the Termination Date, except such rights and obligations which, by the terms of this Lease, expressly survive the expiration or termination of this Lease. The right to terminate granted herein shall be personal to Tenant and shall not accrue to any assignee, sublessee or successor to the interest of Tenant under the Lease. For the purposes of this Lease, Unamortized Transaction Costs shall mean leasing commissions (together with interest thereon at the rate of twelve percent (12%) per annum) and legal fees incurred by Landlord in connection with this Lease, amortized on a straight-line basis over eighty-four (84) months.

    Roof Penetrations

          Without limiting the other provisions of this Lease, Tenant, at any time, may request from Landlord permission to puncture or penetrate the roof of the Building or make an alteration, improvement or addition to the roof of the Building including, without limitation, affixing any object of any type to the roof of the Building (any one or more of such actions hereinafter a "Roof Activity"), it being understood and agreed that Tenant shall not, without obtaining Landlord's prior written consent, make or suffer any Roof Activity. Landlord may withhold its consent to the requested Roof Activity if Landlord determines, in Landlord's sole and absolute discretion, that the Roof Activity will have an adverse impact on the Building, including, without limitation, the roof of the Building or any Building System. Notwithstanding the foregoing, Landlord shall not withhold its consent if, together with its request to perform a Roof Activity, or after Landlord's refusal to consent to a Roof Activity, Tenant delivers to Landlord the plans for such Roof Activity, together with a certification from a structural engineer licensed in the State of Minnesota obtained at Tenant's sole cost and expense (a) stating that such engineer has reviewed the as-built plans for the Building and the plans for the Roof Activity and that such Roof Activity shall not have any impact on the structure of the Building, including, without limitation, the roof, exterior walls or foundation; and (b) attaching a copy of such engineer's policy of professional liability insurance. Tenant's violation of the provisions of this Paragraph 28 shall constitute an event of default under this Lease.

          Subject to the provisions of subparagraph (a) of this Paragraph 28, Tenant may, at Tenant's option, and at Tenant's sole cost and expense, either:

            remove the HVAC equipment located on the roof of the Building, as of the date of this Lease (the "Existing HVAC Equipment"), using Landlord's roofing contractor for all patching and/or repair work, from the roof of the Building and replace it with an HVAC unit or units selected and installed by Tenant (the "Tenant HVAC Equipment"), using Landlord's roofing contractor. In such case, as a part of Tenant's obligations under Paragraph 7 hereof, on or prior to the Expiration Date or as of the earlier date of termination of this Lease, at Landlord's option, Tenant shall, at Tenant's sole cost and expense, remove Tenant's HVAC Equipment from the roof, using Landlord's roofing contractor for all patching and/or repair work; or

            leave the Existing HVAC Equipment on the roof of the Building and, in addition, place Tenant HVAC Equipment on the roof of the Building, using landlord's roofing contractor for all patching and/or repair work, which selection and installation shall be subject to the provisions of this Paragraph 28, and as of the Expiration Date or as of the earlier date of termination of this Lease, as to the Tenant HVAC Equipment, the parties shall proceed in accordance with subparagraph (i) above. Other than as set forth in Paragraph 6.E. hereof, and subparagraphs (c) and (d) of this Paragraph 28, Tenant shall have no responsibility for the Existing HVAC Equipment as of the Expiration Date, or as of the earlier date of termination of this Lease.

          Ownership of the Tenant HVAC Equipment shall pass to Landlord as of the Expiration Date or the earlier termination of the term of this Lease as if by bill of sale, in the then "as-is" condition of the Tenant HVAC Equipment, and without the need for further written instruments; provided however, that Tenant hereby warrants that, as of the date of such passage of ownership, there shall be no liens or encumbrances against the Tenant HVAC Equipment. In addition, Tenant shall not have created or suffered to exist any lien or encumbrance against the Existing HVAC Equipment.

          Notwithstanding any other provision of this Lease to the contrary, including, without limitation, the provisions of Paragraph 13 hereof, Tenant hereby agrees to defend and does hereby indemnify and hold Landlord harmless from and against any and all claims, proceedings, actions, judgments, costs and expenses, including attorneys' fees through all appellate levels, arising from the removal of the Existing HVAC Equipment above, and the placement, repair, maintenance, operation, replacement or removal of the Tenant HVAC Equipment, it being understood and agreed that the defense, indemnification and hold harmless obligations contemplated by this subparagraph (d) include, without limitation, claims, actions, judgments, costs and expenses, including attorneys' fees through all appellate levels incurred by Landlord as a result of claims of personal or bodily injury or property damage made by third parties. The indemnification obligations under this subparagraph (d) apply to Tenant's decision to proceed in accordance with clause (2) of Paragraph 6.E. hereof.

          Tenant understands and agrees that the placement of the Tenant HVAC Equipment on the roof of the Building contemplated in this Paragraph 28 or any Roof Activity must be in accordance with all applicable laws, codes and regulations, including, without limitation, laws, codes and regulations of the City of Plymouth. Tenant further understands and agrees that Landlord makes no warranty or representation that the City of Plymouth will provide the necessary consents for the placement of the Tenant HVAC Equipment or any Roof Activity, the risk of obtaining such consents being borne entirely by Tenant. Tenant finally understands and agrees that Tenant's failure to obtain the consent of the City of Plymouth to the placement of any or all of Tenant's HVAC Equipment on the roof or any Roof Activity shall in no way constitute a constructive eviction, work an abatement of rent or otherwise modify Tenant's obligations under this Lease, including, without limitation, the obligation to pay base rent and Operating Costs.

          All of Tenant's obligations contained in this Paragraph 28 shall survive the expiration or earlier termination of this Lease.

    Chiller. Landlord and Tenant acknowledge and agree that Tenant intends to place a chiller at the rear of the Premises for Tenant's sole use. Landlord and Tenant further agree that Tenant shall provide plans for the chiller and the placement thereof to Landlord not less than thirty (30) days prior to the date Tenant intends to install the chiller, which plans shall be subject to Landlord's reasonable approval. Landlord may withhold its approval if, in Landlord's sole determination, the placement of the chiller or other attributes of the chiller, will adversely affect Landlord's property or the use and occupation of another Tenant of the Building. Landlord makes no representation or warranty that the City of Plymouth will give its consent to the placement of the chiller, and Tenant agrees that it shall bear full responsibility for obtaining all necessary permits, licenses and approvals from the City of Plymouth for the installation, operation, repair and maintenance of the chiller. The chiller shall be considered an improvement pursuant to this Lease and shall be removed or left at the end of the term of this Lease in accordance with Paragraph 7 hereof. All costs of the chiller, including, without limitation, all costs of obtaining the consent of the City of Plymouth to install the chiller, all costs of the installation, operation, maintenance and repair of the chiller and the removal thereof shall be borne in their entirety by Tenant and no expense arising from the chiller shall be considered a part of Operating Costs hereunder.

    Animals. Landlord and Tenant agree that Landlord shall not lease the space in the Building to any person or entity who intends to keep or have animals on its premises, and shall provide in the rules and regulations applicable to such premises that the keeping of or having animals on such tenant's premises will be a violation of such tenant's lease, allowing Landlord to terminate such lease. Nothing in the preceding sentence shall be deemed to preclude Landlord or the tenant of the adjacent space from allowing employees, agents, contractors or invitees of the tenant of the adjacent premises to bring into the adjacent premises any seeing-eye or hearing-ear dogs or other animals required by such employees, agents, contractors or invitees to perform their normal life activities. Should Landlord breach the obligations contained in this Paragraph 30, Tenant's sole remedy shall be to seek equitable relief, it being understood and agreed that in no case shall Landlord be liable for damages of any kind or nature or for any costs or fees, including attorneys' fees, incurred by Tenant in pursuing its remedies under this Paragraph 30.

    Renewal of Lease. Landlord hereby grants to Tenant a one-time option to renew the lease as to the Premises upon the terms and conditions of this Paragraph 31 if:

    (a) Tenant is not in default under this lease beyond any time to cure at the time such option is exercised or at the commencement of the renewal term; and

    (b) Tenant gives Landlord written notice of the exercise of the renewal of this Lease nine (9) months prior to the end of the Term (the "Renewal Notice of Exercise"), time being of the essence. Tenant's failure to notify Landlord of its intent to exercise the option to renew the Term granted herein on or before the dates specified in this subparagraph (b) for such renewal shall be deemed a waiver of Tenant's right to exercise the option to renew granted herein.

    If Tenant elects to renew this Lease under this Paragraph 31, the following terms and conditions shall apply:

    (w) the renewal term in question shall commence upon the expiration of the term and continue thereafter for a period of five (5) years;

    (x) base rent for the Premises for the renewal term shall be Market Rent (as defined in Paragraph 32 of this lease);

    (y) Paragraph 6.E.(z) of this lease shall be amended to require the reports described therein on November 30, 2010 and November 30, 2013; and

    (z) all of the other terms and conditions contained in this lease, as it may have been amended from time to time, shall be as set out in this lease, it being understood that there shall be no rights of renewal or extension except as provided in this Paragraph 31, and, upon the exercise of the right of renewal granted by this Paragraph 31, this Paragraph 31 shall be of no further force or effect and Tenant shall have no right to further renew or extend the term at the expiration of the renewal term.

    Within fifteen (15) days after request thereof from Landlord, Tenant shall execute and deliver to Landlord those instruments which Landlord may request to evidence the renewal described in this Paragraph 31. The rights of Tenant under this Paragraph 31 shall not be severed from this Lease or separately sold, assigned, or otherwise transferred, and shall expire on the expiration or earlier termination of this Lease. Notwithstanding the foregoing, the renewal option contemplated by this Paragraph 31 shall automatically terminate and become null and void and of no further force and effect upon the earliest to occur of (i) the expiration or termination of this Lease, (ii) the termination of Tenant's right to possession of the Premises, or (iii) the failure of Tenant to timely or properly exercise the rights granted by this Paragraph 31. The right contemplated by this Paragraph shall not survive the expiration or termination of this Lease, and shall not be available to any assignee, sublessee, or successor to Tenant's interests hereunder.

    Market Rent. "Market Rent" means the amount of base rent, which may or may not include concessions, improvements and other matters (exclusive of Operating Costs) which Landlord would receive by then renting similar space (including similar square footage) for premises in the project in which the Building is located. Within forty-five (45) days after Tenant exercises its right to renew the term pursuant to Paragraph 31, Landlord shall give Tenant notice of Market Rent for the renewal term (the "Market Rent Notice"). If Tenant does not agree with Landlord's determination of Market Rent as set forth in the Market Rent Notice, Tenant shall so notify Landlord in writing within ten (10) days after Tenant's receipt of the Market Rent Notice ("Tenant's Notice"). Landlord and Tenant shall, for ten (10) days after Landlord's receipt of Tenant's Notice, negotiate in good faith to come to an agreement as to Market Rent for the renewal term. If Landlord and Tenant are unable to agree upon Market Rent within said ten day period, then, notwithstanding the provisions of Paragraph 31, Tenant shall have the right to rescind the Renewal Notice of Exercise by written notice (the "Rescission Notice") to Landlord given not later than twenty (20) days after the date of Tenant's Notice, it being understood and agreed that if the Rescission Notice is not given within such time period, Tenant shall be deemed to have waived its right to rescind the Renewal Notice of Exercise. In such case, to the extent that the Renewal Notice of Exercise has been effectively exercised by Tenant pursuant to Paragraph 31, Landlord and Tenant shall execute and deliver an amendment to this Lease which amendment shall be executed and delivered within ten (10) days following the determination of the Market Rent. Tenant's failure to give Tenant's Notice within the time period provided above shall be deemed an acceptance of Landlord's determination of Market Rent, the term shall be deemed renewed pursuant to the Renewal Notice of Exercise, and base rent for the renewal term shall be as set forth in the Market Rent Notice. Notwithstanding anything in this Paragraph 32 to the contrary, in no event shall Market Rent be less than the amount per annum payable during the last month of the term ending February 28, 2009.

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as of May 31, 2001

LANDLORD:
ST. PAUL PROPERTIES, INC.

By: __________________________
Its: ________________________
TENANT:
PROTEIN DESIGN LABS, INC.

By: __________________________
Its: ________________________

EXHIBIT A-1

Description of Premises

3850 Annapolis Lane North, Plymouth, MN

Lot 1, Block, Plymouth Business Center

PID#: 15-118-22-34-0003

Legal to Govern

EXHIBIT B

WORK LETTER AGREEMENT

[Tenant Performs Work]

This Work Letter Agreement ("Work Letter") is dated as of May 31, 2001, and forms a part of that certain Lease Agreement (the "Lease") dated as of May 31, 2001, between PROTEIN DESIGN LABS, INC., a Delaware corporation ("Tenant") and ST. PAUL PROPERTIES, INC., a Delaware corporation ("Landlord") relating to certain premises ("Premises") as defined in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. Work. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work (the "Work") in the Premises provided for in the Approved Plans (as defined in Paragraph 2 hereof).

2. Pre-Construction Activities.

(a) On or before July 1, 2001, as to the demolition of the improvements existing in the Premises as of the date of this Lease, and as of August 1, 2001, as to the construction of the Premises in accordance with this Work Letter, Tenant shall submit the following information and items to Landlord for Landlord's review and approval:

(i) A construction schedule containing the major components of the Work, including the scheduled commencement date of construction of the Work and the estimated date of completion of construction.

(ii) Evidence satisfactory to Landlord in all respects of Tenant's ability to pay the cost of the Work as and when payments become due, it being understood and agreed that, so long as Tenant engages Westin Construction, Inc. ("Westin") as its general contractor, and The DLR Group ("DLR") as its architect, Landlord shall not require payment and performance bonds for all or any portion of the Work; provided however, that if Tenant engages a general contractor other than Westin or an architect other than DLR, Landlord reserves the right to require that Tenant or the general contractor provide payment and performance bonds, with dual obligee riders, for all or a portion of the Work.

(iii) A sworn total project cost statement prepared by Tenant and signed and sworn to as accurate by Tenant and Westin or other general contractor approved by Landlord ("General Contractor") (as to the cost of the Work), setting forth an itemization of estimated construction costs, including fees for permits and architectural and engineering fees, disclosing the various subcontracts and contracts for materials to be entered into by General Contractor (collectively, the "Subcontracts") and setting forth the names of all architects, including DLR or other architect reasonably approved by Landlord, engineers, consultants, designers, subcontractors and material suppliers of all tiers (who, collectively with General Contractor, are referred to herein as "Tenant's Contractors"), including subcontractors and material suppliers, if any, with whom General Contractor has contracted to date, their addresses, work and materials to be furnished, amounts of the Subcontracts, the amounts, if any, paid to date and the balance due under each Subcontract and the Construction Contract.

(iv) The construction contract (the "Construction Contract") entered into by Tenant and the General Contractor for the Work.

(v) Delivery of the Construction Deposit (as more fully described and defined in Paragraph 8(a) hereof).

(vi) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(vii) At Landlord's election, but subject to subparagraph (ii) above, payment and performance bonds issued by an insurance company with an A.M. Best rating of at least A-X and qualified to conduct business in the State of Minnesota, for all of Tenant's Contractors naming Landlord (or an agent, designee or representative appointed by Landlord's written notice to Tenant given prior to Tenant's procurement of paid bonds) as a dual obligee.

(viii) The Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord's approval in accordance with Paragraph 2(b) below.

Tenant will update such information and items by notice to Landlord of any changes, which changes shall be subject to the provisions of this Work Letter.

(b) As used herein the term "Approved Plans" shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term "Plans" shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, architectural, mechanical and electrical working drawings for the Work), which Plans shall include "tie-ins" to existing utility service at the Building, it being understood and agreed that Landlord shall not be obligated to provide additional utility capacity or tie-ins at other than the location of such utility service in the Building. The Plans shall be subject to Landlord's approval and the approval of all local governmental authorities requiring approval of the work and/or the Plans. Landlord shall give its approval or disapproval (giving specific reasons for disapproval if the Plans are disapproved) of the Plans within ten (10) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord's reasonable opinion: the Work as shown in the Plans is likely to adversely affect Building Systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans might impair Landlord's ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any governmental laws, rules or ordinances (or interpretations thereof); the Work contains or uses hazardous or toxic materials or substances that are not otherwise permitted under applicable law, rule or regulation, assuming Tenant's strict compliance with all such laws, rules and regulations; the Work would adversely affect the appearance of the Building; the Work would adversely affect another tenant's premises; or the Work is prohibited by any mortgage or trust deed encumbering the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. Notwithstanding the foregoing, when approved, the Approved Plans shall be considered binding on both Landlord and Tenant. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall, within three (3) business days thereafter, submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. The Plans shall also be revised, and the Work shall be changed, all at Tenant's cost and expense, to incorporate any work required in the Premises by any local governmental field inspector. Landlord's approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant's objectives and needs.

(c) No Work shall be undertaken or commenced by Tenant in the Premises as to the demolition or construction portions of the Work until (i) Tenant has delivered, and Landlord has approved, all items shown in Paragraph 2(a) above, (ii) all necessary building permits and other consents and approvals have been applied for and obtained by Tenant, and (iii) Tenant has complied with Landlord's requirements pursuant to subparagraph 2(a)(ii) above. Nothing in this subparagraph (c) shall be deemed to preclude Tenant from commencing the demolition portion of the Work at such time as, as to the demolition portion of the Work, Tenant has delivered and Landlord has approved all of the items set forth in Paragraph 2(a) above.

3. Delays. In the event Tenant fails to deliver in sufficient and accurate detail the information required under Paragraph 2 above on or before the respective dates specified in said Paragraph 2, or in the event Tenant, for any reason, fails to complete the Work on or before the Commencement Date, Tenant shall be responsible for Rent and all other obligations under the Lease from and after the Commencement Date regardless of the degree of completion of the Work on such date, and no such delay in completion of the Work shall relieve Tenant of any of its obligations under the Lease.

4. Supervisory Fees. Tenant shall pay Landlord a supervisory fee for actual expenses incurred in an amount not to exceed $2,500.00 to defray Landlord's administrative and overhead expense incurred to review the Plans and coordinate with Tenant's on-site project manager the staging and progress of the Work. Landlord shall invoice Tenant for and provide reasonable documentation of such expenses at the end of the month in which such expenses are incurred and Tenant shall pay the same within ten (10) days after the receipt of Landlord's invoice therefor.

5. Change Orders. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work. All delays caused by Tenant- initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant. All increases in the cost of the Work resulting from such change orders shall be borne by Tenant. Change orders which materially modify the scope of the Work will increase the supervisory fee based on the time and effort required of Landlord's construction project manager identified in Paragraph 9 hereof.

6. Standards And Conditions of Tenant's Performance. All work done in or upon the Premises by Tenant shall be done according to the standards stated in this Paragraph 6, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant's Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, requirements of Landlord's fire insurance underwriters. Within the time period provided in Paragraph 2(b) hereof for the review of the Plans, Landlord shall provide to Tenant any requirements from such fire insurance underwriters.

(b) Tenant shall, at its own cost and expense, obtain all required building permits, occupancy permits and other consents and approvals which may be required by the City of Plymouth, the State of Minnesota, the United States of America or any other governmental entity or agency with jurisdiction. Tenant's failure to obtain such permits shall not cause a delay in the commencement of the Term or the obligation to pay Rent or any other obligations under the Lease.

(c) Tenant's Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord's supervisory and management agents and personnel. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants. Subject to the requirements of this Work Letter, both parties agree to cooperate in connection with all of their respective obligations contemplated by this Work Letter.

(d) To the extent Tenant does not perform or does not cause to be performed any work which pertains to patching of the Work and other work in the Building within five (5) days after notice from Landlord, which notice need not be in writing, but shall be confirmed in writing by Landlord within one (1) business day after oral notice is given, except in the event of an emergency when no notice shall be required, Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, the work which pertains to patching of the Work and other work in the Building.

(e) Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. All Work shall be done in a good and workmanlike manner. With respect to that portion of the Work which is or will become a fixture, Tenant shall obtain contractors' warranties in favor of both Landlord and Tenant of at least one (1) year's duration and manufacturer's warranties in favor of both Landlord and Tenant for the duration customarily granted by the manufacturer from the completion of that portion of the Work against defects in workmanship and materials.

(f) Tenant and Tenant's Contractors shall make all efforts and take all steps appropriate to assure that all construction activities undertaken comport with the reasonable expectations of all tenants and other occupants of a fully-occupied (or substantially fully occupied) building of the same class as the Building and do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall comply with all reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant's Contractors shall take all precautionary steps to minimize dust, noise, odors, and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police same. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building. If and as required by Landlord, the Premises shall be sealed off from the balance of the Building so as to minimize the disbursement of dirt, debris and noise.

(g) Within five (5) days after notice from Landlord, which notice need not be in writing, but shall be confirmed in writing by Landlord within one (1) business day after oral notice is given, except in the event of an emergency when no notice shall be required, Landlord shall have the right to order Tenant or any of Tenant's Contractors who violate the requirements imposed on Tenant or Tenant's Contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(h) Utility costs or charges for any service to the Premises shall be the responsibility of Tenant from the date Tenant is obligated to commence or commences the Work and shall be paid for by Tenant at Landlord's standard rates then in effect. Tenant shall pay for all support services provided by Landlord's contractors at Tenant's request or at Landlord's discretion resulting from breaches or defaults by Tenant under this Work Letter. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building's waste containers. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(i) Tenant shall permit access to the Premises, and the Work shall be subject to inspection by Landlord and Landlord's architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed, and following completion of the Work. Landlord shall use reasonable efforts to schedule such inspections so as to not interfere with the Work; provided however, that Landlord shall have no obligation to schedule inspections or other site visits to be made by Landlord's construction project manager identified in Paragraph 9 hereof.

(j) Tenant shall proceed with its work expeditiously, continuously and efficiently, and shall use commercially reasonable efforts to complete the same in accordance with the construction schedule. Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord (and Landlord's title insurance company, if any) with such further documentation as may be necessary under Paragraph 8 below, including, without limitation, a copy of the final as-built plans for the Work.

(k) Tenant shall have no authority to deviate from the Approved Plans in performance of the Work, except as authorized by Landlord and its designated representative in writing. Tenant shall within thirty (30) days after completion of the Work furnish to Landlord "as-built" drawings of the Work prepared by a certified architect.

(l) Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable as a result of the Work through the Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

(m) Tenant shall impose on and enforce all applicable terms of this Work Letter against Tenant's architect and Tenant's Contractors.

7. Insurance and Indemnification.

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure or cause to be secured, pay for or cause to be paid for and maintain or cause Tenant's Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i) Worker's Compensation and Employer's Liability Insurance with limits of not less than such amounts as may be required from time to time by law.

(ii) Comprehensive General Liability Insurance (including Contractors' Protective Liability) in an amount not less than $2,000,000.00 (combined single limit). Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's Contractors, or by anyone directly or indirectly employed by any of them.

(iv) "All-risk" builder's risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include "all-risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If portions of the Work stored off the site of the Building or in transit to said site are not covered under said "all-risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Work. Any loss insured under said "all-risk" builder's risk insurance shall be adjusted between Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

All policies (except the worker's compensation policy) shall be endorsed to include as additional insured parties the parties listed on, or required by, the Lease, Landlord's contractors, Landlord's architects, and their respective beneficiaries, partners, directors, officers, employees and agents, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the worker's compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or non-renewal of coverage and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, Landlord's contractors, Landlord's architects, and their respective beneficiaries, partners, directors, trustees, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Work or the entry of Tenant or Tenant's Contractors into the Building and the Premises, without limitation, mechanic's liens, the cost of any repairs to the Premises or Building necessitated by activities of Tenant or Tenant's Contractors, bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements described above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

8. Completion of Work. Upon completion of the Work, Tenant shall furnish Landlord with full and final waivers of liens and contractors' and architects' affidavits and statements, in such form as may be required by Landlord, Landlord's title insurance company and Landlord's construction or permanent lender, if any, from all parties performing labor or supplying materials or services in connection with the Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building. Tenant shall submit to Landlord a detailed breakdown of Tenant's total construction costs, together with such evidence of payment as is satisfactory to Landlord.

9. On-Site Project Manager; Authorities for Action. Landlord hereby appoints Tom Smith, whose address is United Properties LLC, 3500 West 80th Street, Bloomington, Minnesota, 55431 and whose telephone number is 952-893-8873 as Landlord's agent with respect to the matters set forth in this Work Letter and Tenant hereby appoints Phil Gerlach, whose address is 3955 Annapolis Lane North, Plymouth, Minnesota, 55447,and whose telephone number is 763-551-6791, as Tenant's agent and on-site project manager with respect to the matters set forth in this Work Letter. Each of such persons shall be the sole person who will receive and communicate all questions, decisions and other matters as to the party such person represents. Each of such parties will make such communications as is required of him within the times specified therefor in this Work Letter or in the Lease, time being of the essence. Landlord or Tenant may change the person constituting the authority for action by written notice to the other party given in accordance with the Lease. Any person other than Tom Smith or Phil Gerlach appointed by Landlord or Tenant as agent under this Paragraph 9 shall be reasonably acceptable to the other party and shall be qualified, in accordance with this Paragraph 9 to perform his or her duties hereunder.

Tenant's on-site manager shall be familiar with all rules and regulations and procedures of the Building and all personnel of the Building engaged directly or indirectly in the management, operation and construction of the Building. The entire cost and expense of Tenant's on-site project manager shall be borne and paid for by Tenant.

10. Miscellaneous.

(a) Time is of the essence of this Work Letter Agreement.

(b) If Tenant fails to make any payment relating to the Work as required hereunder, Landlord, at its option, may complete the Work pursuant to the Approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder. Notwithstanding the foregoing, Tenant may contest any lien filed against the Premises or the Building for work performed or material supplied if, within thirty (30) days after the filing of any lien arising from work performed, materials furnished or other obligation incurred by Tenant, Tenant shall provide security for such lien upon such terms and conditions, including, without limitation, conditions for the release of said security to Landlord, as Landlord, in Landlord's sole discretion, may require. If, within said thirty (30) day period, Tenant fails to either (a) cause such lien to be discharged; or (b) provide the security on the terms and conditions required by the preceding sentence, then, the same shall constitute an event of default hereunder; provided however, that, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney's fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand. Tenant hereby agrees to defend and indemnify Landlord and to hold Landlord harmless from and against any such lien or claim or action thereon, and shall reimburse Landlord, as additional rent for Landlord's costs of suit and all attorneys' fees and costs incurred in connection with the removal of any such lien, claim or action. Landlord hereby reserves the right, at any time and from time to time during the construction of the Premises or any subsequent alteration to enter onto the Premises and post and review notices in accordance with Minn. Stat. 514.06, as the same may be amended.

(c) Notices under this Work Letter shall be given in the same manner as under the Lease.

(d) The headings in this Work Letter are for convenience only.

(e) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant.

(f) All amounts due from Tenant hereunder, if any, shall be deemed to be Rent due under the Lease.

11. Limitation of Landlord's Liability. If Landlord is ever adjudged by any court to be liable to Tenant, Tenant specifically agrees to look solely to Landlord's interest in the Building for the recovery of any judgment from Landlord, it being agreed that none of Landlord, its directors, officers, shareholders, managing agents, employees or agents shall be personally liable for any such judgment. In no event shall Landlord ever be liable to Tenant, Tenant's agents, servants or employees, or to any person or entity claiming by or through Tenant, for any consequential, indirect, special or similar types of damages.

12. Lease Provisions. The terms and provisions of the Lease are hereby amended and supplemented. In the event of any conflict between the provisions of the Lease and the provisions of this Work Letter, the provisions of this Work Letter shall control. All amounts payable by Tenant to Landlord under this Work Letter, if any, shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease. The pursuit of any remedies by Tenant in connection with any breach by Landlord of its obligations under this Work Letter shall be subject to the provisions of Paragraph 11 hereof and subject to any other limitations stated in the Lease.

IN WITNESS WHEREOF, this Work Letter Agreement is executed as of the date first written above.

ST. PAUL PROPERTIES, INC.	PROTEIN DESIGN LABS, INC.
By: ____________________________	By: ____________________________
Its: ___________________________	Its: ___________________________

EXHIBIT C

RULES AND REGULATIONS FOR

PLYMOUTH BUSINESS CENTER

1. The sidewalks, passages and stairways, if any, shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The passages, entrances, stairways, if any, balconies, if any, and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests to the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to person with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of the Landlord.

2. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into halls, from the building exterior or other places into the building shall not be covered or obstructed. Any curtains, blinds, shades, or screens attached or hung to any of the prior mentioned areas must have prior approval of Landlord. Landlord will provide standard window coverings on exterior windows and other glass if appropriate and Landlord reserves the right to regulate position of such coverings.

3. In case of invasion, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

4. Two door keys for doors to leased premises shall be furnished at the commencement of a lease by Landlord. All duplicate keys shall be purchased only from the Landlord. One security card per each of Tenant's employees so authorized by Tenant will be issued for all approved personnel to permit after-hour access. Tenant shall not alter any lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord. In the event such alteration or installation is approved by Landlord, Tenant shall supply Landlord with a key for any such lock or bolt. Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys, locks, bolts, cabinets, safes or vaults, or the means of opening any lockable device and security cards of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys or security cards so furnished shall pay the Landlord therefor.

5. All deliveries, including intra-company deliveries, must be made via service entrances. Tenant agrees to adhere to floor loading maximum levels as stated by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord upon demand by Tenant and shall constitute Additional Rent under the Lease.

6. Parking area and parking policies will be established by Landlord, and Tenant agrees to adhere to said policies. UPON A COMPLAINT BY TENANT AND OTHER TENANTS OF THE BUILDING AND AT ANY OTHER TIME, Landlord reserves the right to IMPLEMENT AND institute new parking policies as they are determined to benefit overall Building operations. Tenant agrees to leave no cars, vans or other vehicles overnight or over any weekend in any parking area. Tenant further agrees that its employees will not park in the visitor parking areas at any time.

7. If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord, it being understood and agreed that (a) no audible alarm shall be installed unless specifically approved in writing by Landlord prior to installation; and (b) only Tenant shall be obligated to respond to such signal, communication, alarm or other utility or service connection, and none of Landlord, Landlord's Managing Agent or other employee, agent or contractor of Landlord shall, under any circumstances have any obligation to Tenant or others to respond to such alarm or be liable to Tenant or any party claiming by or through Tenant for any failure to do so. Any installations, and the boring or cutting for wires, shall be made at the sole cost and expense of Tenant and under control and direction of Landlord. Landlord retains in all cases the right to require (x) the installation and use of such electrical-protecting devices that prevents the transmission of excessive current or electricity into or transmission of excessive current or electricity into or through the Building (y) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (z) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by Tenant must be clearly tagged at the distribution boards and junction box and elsewhere in the Building, with (h) the number of the Premises to which said wires lead, (i) the purpose for which said wires are used and (j) the name of the company operating same.

Tenant agrees to instruct all approved communication, and computer and other cabling installers to attach cable in wire hangers from the deck or in any designated building floor or ceiling system cable location. Tenant will not allow installers to lay any cabling on top of the suspended layer ceiling system.

8. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part of appurtenances of the Premises.

9. Tenant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry to the space closed and secured. Landlord shall be in no way responsible to Tenant, its agents, employees, licensees, contractors or invitees for any loss of property from the Premises or public areas or for any damages to any property thereon from any cause whatsoever.

10. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the prior written permission of the Landlord. Tenant shall not place in or move about the Premises any safe or other heavy article which, in Landlord's reasonable opinion may damage the Premises (including the slab) or overload the floor of the Premises, shall not mark on or drive nails, screw or drill into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations) and shall not in any way deface the Premises or any part thereof.

11. No person or contractor not employed by Landlord shall be used to perform window washing, decorating, repair or other work in the leased Premises without the express written consent of Landlord.

12. The directories of the Building shall be used exclusively for the display of the name and location only of the tenants of the Building, including Tenant, and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

13. Tenant shall not and shall ensure that its agents, servants, employees, licensees, contractors or invitees shall not:

(a) enter into or upon the roof of the Building or any storage, electrical or telephone closet, or heating, ventilation, air- conditioning, mechanical or elevator machinery housing areas;

(b) sweep or throw any dirt or other substance into ANY passageway, sidewalk or parking area;

(c) bring in or keep in the Premises any firearms, vehicles, bicycles, motorcycles or animals of any kind, except seeing-eye or hearing-ear dogs or other animals required by Tenant's employees, agents, contractors or invitees to perform their normal life activities;

(d) deposit any trash, refuse or other substance of any kind within or out of the Building, except in the refuse containers provided therefor;

(e) permit the operation any device that may produce an odor, cause music, vibrations of air waves to be heard or felt outside the Premises, or which may emit electrical waves that shall impair radio, television or any other form of communication system; or

(f) permit the carrying of a lighted cigar, cigarette, pipe or any other lighted smoking equipment or permit smoking of cigarettes, cigars or pipes (i) in the common areas of the Building, including, without limitation, restrooms, except common areas which have been designated by Landlord in writing as smoking areas; or (ii) within ten (10) yards of any door leading into the Building or any building comprising a part thereof.

14. Tenant will not install any radio or television antennas or receptor dish or any device on the roof or grounds without the prior written approval of Landlord. Tenant understands that rentals are charged for roof space in the event any roof installation is approved in writing by Landlord. Landlord reserves the right to require removal of any approved installed device in the event it is necessary to do so in Landlord's opinion.

15. No sign, light, name placard, poster advertisement or notice visible from the exterior of any demised premises, shall be placed, inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole cost and expense of Tenant, by a person approved by Landlord.

16. The toilet-rooms, toilet, urinals, wash bowls and water apparatus shall not be used for any purpose other than those for which they were constructed or installed, and no sweeping, rubbish, chemicals or other unsuitable substances shall be thrown or placed therein. Tenant shall bear the expense of repairing and cleaning up any breakage, stoppage or damage resulting from violation(s) of this rule by Tenant or its agents, servants, employees, invitees, licensees or visitors.

17. Tenant must have Landlord's prior written consent before using the name of the Building and/or pictures of the Building in advertising or other publicity.

18. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the Premises unless ordinarily embraced within Tenant's use of the Premises specified herein.

19. Tenant shall not do any cooking in the Premises, except that Tenant may install a microwave oven and coffee makers for the use of its employees in the Premises. Under no circumstances shall Tenant install or use any hot plates.

20. No portion of Tenant's area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.

21. Landlord has the right to enact trash removal and trash recycling rules and regulations as necessary to control trash removal costs or as required by the laws of the State of Minnesota and/or the United States of America. Tenant agrees to adhere to such trash removal regulations and to any and all modifications thereof issued by Landlord from time to time.

22. Tenant will refer all contractors, contractors' representatives and installation technicians rendering any service to Tenant to Landlord for Landlord's supervision, approval and control before performance of any contractual service. This provision shall apply to any work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

23. Tenant shall not permit picketing or other union activity involving its employees in the Building except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

24. Tenant shall not conduct, or permit to be conducted on or from the Premises, any auction of Tenant's personal property, any liquidation sale, any going-out-of-business sale or other similar activity.

25. Landlord reserves the right to rescind, make reasonable amendments, modifications and additions to the rules and regulations heretofore set forth, and to make additional reasonable rules and regulations, as in Landlord's sole judgment may from time-to-time be needed for the safety, care, cleanliness and preservation of good order of the Building, and Landlord agrees that it shall notify Tenant, in writing of any such amendments, modifications and additional or additional rules and regulations. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other tenants of the Building and shall have no obligation to enforce the same against other tenants.

EXHIBIT D

TENANT'S DECEMBER 31, 2000, AUDITED FINANCIAL STATEMENTS